UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 10, 2009

YINLIPS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52930	20-8057623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2929-31, NanGuang JieJia Building
No. 3037 Shen South-Mid Road, Futian District, Shenzhen, Guangdong, People’s Republic of China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-2601-8046

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 10, 2009, Lawrence Kwok-Yan Chan resigned as a director of Yinlips Technology, Inc. (the “Company”) for personal reasons.  Mr. Chan’s resignation was not a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)           On March 10, 2009, the Company’s board of directors (the “Board”) appointed Pun Yee Wa to serve as an independent director of the Company.  The Board determined that Ms. Pun is independent, in accordance with the applicable rules of the NYSE Alternext US.  Additionally, Ms. Pun was appointed to serve on the Company’s Audit Committee, Compensation Committee and Nominating Committee.

As a result, the Company’s board of directors now consists of Zhao Zifeng, Chairman of the Board and Chief Executive Officer, Wong Kwok Fu, Li Sen, Li Feng and Pun Yee Wa.

There are no arrangements or understandings between Ms. Pun and any other persons pursuant to which Ms. Pun was selected as a director.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved execeeds $120,000, and in which Ms. Pun had or will have a direct or indirect material interest.

There are no material plans, contracts or arrangements (whether or not written) to which Ms. Pun is a party or in which she participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YINLIPS TECHNOLOGY, INC.

Date: March 13, 2009	By:	/s/ Zhao Zifeng
Name: Zhao Zifeng
Title: Chief Executive Officer